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                                                                      EXHIBIT 15

        AGREEMENT made this 9th day of July, 1998, between John A. Hinson and John W. Temple (together "Plaintiffs"), on the one hand, and RGI Holdings, Inc. ("RGI") and Kenneth L. Uptain (together "Defendants"), on the other hand.

        WHEREAS, Plaintiffs commenced an action (the "Litigation") entitled
JOHN A. HINSON AND JOHN W. TEMPLE V. RGI HOLDINGS, INC., RGI/US HOLDINGS, INC. AND KENNETH L. UPTAIN, 96 Civ 9257 (BSJ) against RGI Holdings, Inc., RGI/US Holdings, Inc. and Kenneth L. Uptain in the United States District Court for the Southern District of New York;

        WHEREAS, Plaintiffs and Defendants are cognizant of the costs of litigation, and desire to settle their disputes relating to the Litigation, and to terminate the relationship between them.

        NOW, THEREFORE, the Plaintiffs and the Defendants agree as follows:

1. Plaintiffs acknowledge that they have received, or will receive at the time of the execution of this agreement, a cash payment in an amount previously agreed upon from Defendants.

2. Defendants acknowledge that they have received, or will receive at the time of the execution of this agreement, all of the Legend Properties, Inc. ("Legend") stock (whether in the name Legend, officially converted from Banyan Mortgage Investment Fund ("Banyan"), or in the name of Banyan) owned or held by Plaintiffs.

3. A Stipulation of Discontinuance with prejudice of the Litigation has been executed by the parties, and is being filed with the Court simultaneously with the execution of this agreement.

4.       Plaintiffs and their affiliates do hereby release and discharge Kenneth
         L. Uptain, RGI/US Holdings, Inc. and RGI Holdings, Inc., and their affiliates, directors, officers, employees and agents, heirs, executors, administrators, successors, agents and assigns, including, but not limited to Legend Properties, Inc., from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against them Mr. Hinson or Mr. Temple and their affiliates, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this agreement.

5. Defendants and their affiliates do hereby release and discharge John A. Hinson and John W. Temple and their affiliates, heirs, executors, administrators, successors, agents and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against them Defendants






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         and their affiliates, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this agreement.

6. It is expressly recognized that confidentiality is an essential element of this agreement and the resolution of the disputes referred to herein. Accordingly, Plaintiffs and their agents and counsel, and Defendants and their agents and counsel, agree to keep confidential the amount and terms of the settlement of their disputes. Further, Plaintiffs expressly acknowledge that the Defendants have relied upon the promise of confidentiality as an inducement to enter into this agreement referred to herein. Plaintiffs, as a further inducement to Defendants to enter into this agreement, warrant and represent that they will not cooperate with or assist any other person or party who may have a dispute with the Defendants with respect to the issues in the Litigation, Banyan or Legend stock or the merger of and between Banyan and RGI/US Holdings, Inc. Plaintiffs acknowledge that damages are not a sufficient remedy for any violation of this paragraph 6.

7. This agreement shall be governed by the laws of New York and any action arising out of this agreement shall be brought either in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, and all parties consent to jurisdiction and venue in said courts.

8. This agreement may be executed in any number of counterparts all of which, when so executed, shall constitute the agreement.

              /s/ John A. Hinson                  /s/ Kenneth L. Uptain
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              John A. Hinson                      Kenneth L. Uptain

                                                  RGI Holdings, Inc.

              /s/ John W. Temple                  By: /s/ Peter Henn
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              John W. Temple                      Peter J. Henn, P.A.
                                                  Corporate Secretary and
                                                  Attorney-in-Fact
















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